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                                                                       EXHIBIT 5


                                 January 3, 2003


Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH  43017

Ladies and Gentlemen:

               I have acted as counsel to Cardinal Health, Inc., an Ohio corporation (the "Company"), in connection with Post-Effective Amendment No. 2 on Form S-8 to the Company's Registration Statement on Form S-4, Registration No. 333-100564 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 3,180,000 common shares, without par value (the "Common Shares"), of the Company pursuant to the following plans (collectively, the "Plans"): (a) the Syncor International Corporation 1990 Master Stock Incentive Plan, as Amended and Restated; (b) Non-Employee Director 1995 Stock Incentive Award Agreement between Syncor International Corporation and George S. Oki, dated January 24, 1995; (c) Non-Employee Director 1995 Stock Incentive Award Agreement between Syncor International Corporation and Arnold Spangler, dated January 24, 1995; (d) Non-Employee Director 1995 Stock Incentive Award Agreement between Syncor International Corporation and Steven B. Gerber, dated April 29, 1996; (e) Non-Employee Director 1995 Stock Incentive Award Agreement between Syncor International Corporation and Gail R. Wilensky, dated April 29, 1996; (f) the Syncor International Corporation New Employee Stock Option Plan, as amended; (g) the Syncor International Corporation Universal Performance Equity Participation Plan, as amended; (h) the Syncor International Corporation 1999 Non-Employee Director Stock Incentive Plan; (i) the Nonqualified Stock Option Award Agreement between Syncor International Corporation and Robert G. Funari dated February 24, 1999; and (j) the Syncor International Corporation 2000 Master Stock Incentive Plan, as amended.

               In connection with the foregoing, I have examined: (a) the Amended and Restated Articles of Incorporation, as amended, and Restated Code of Regulations, as amended, of the Company, (b) copies of the Plans, and (c) such records of the corporate proceedings of the Company and such other documents as I deemed necessary to render this opinion. I have assumed that the copies of the Plans I reviewed are the form approved by the Board of Directors of Syncor International Corporation (or a committee of such Board).

               Based on such examination, I am of the opinion that the Common Shares available for issuance under the Plans, when issued, delivered and paid for in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and nonassessable.

               For purposes of the opinions given herein, I do not purport to be a member of the Bar of, or an expert on the laws of, any jurisdiction other than the State of Ohio, and I express no opinion herein as to the laws of any jurisdiction other than the laws of the State of Ohio.

               I hereby consent to the filing of this Opinion as Exhibit 5 to the Registration Statement and the reference to me in Item 5 of Part II of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.



                                            Very truly yours,

                                            /s/ Amy H. Hunsaker

                                            Amy H. Hunsaker, Esq.
                                            Assistant General Counsel,
                                            Securities and Corporate Governance